Exhibit 99.1

OriginOil Ships First Production System to Paris-based Ennesys, its European Urban Algae Venture

Test site at La Défense complex near Paris launches algae production for positive energy balance in buildings

Los  Angeles, California – July 11, 2012 – OriginOil, Inc. (OTC/BB: OOIL), developer of a breakthrough technology to convert algae into renewable crude oil, has shipped the first production model of its Algae Appliance™ harvester to Paris-based Ennesys, its urban algae joint venture.  This marks the first commercial invoice for Origin Oil’s newly-introduced Model 4. Located in the iconic La Défense complex near Paris, the program aims to demonstrate that algae can help achieve eco-sustainability for large building complexes.

As shown in a company video, the unit shipped July 10 is OriginOil’s entry-level Algae Appliance, the Model 4, designed to process up to four liters (about a gallon) of dilute algae water per minute, intermittently or continuously, without the use of chemicals, into an algae concentrate (see specifications). This low-energy process can help generate clean energy for a building complex while also helping with water purification.

“After building very large custom systems for our Australian project, we designed a standard, entry-level production harvester that complements our chemical-free, continuous flow, low-energy system,” said Riggs Eckelberry, OriginOil’s CEO. “This unit is compact and self-contained, perfect for running algae test scenarios.”

Eckelberry added, “Based on our in-house testing, we are confident that the Algae Appliance Model 4 is the quickest and most energy-efficient way to process algae water continuously into a useful algae concentrate.”

“We’ve seen internal test results that indicate this harvester can remove up to 99.9 percent of water in a single pass,” said Pierre Tauzinat, CEO of Ennesys. “That is a disruptive technology that we can’t wait to put to work into our urban algae demonstrator.”

The Ennesys site is designed to test the suitability of algae production for helping large commercial buildings achieve a positive energy balance and natural water management, as envisioned by France’s RT 2020 sustainable energy framework.

Buildings are Europe’s greatest source of energy demand, consuming 40 percent of all electricity throughout the continent. France has taken the ambitious step of mandating that by 2020, all new buildings must qualify as Positive Energy Buildings (BEPOS), requiring them to cleanly generate more energy than they consume, and to purify their waste water.

These regulations are seen as a major market opportunity for algae. In addition to being a source of clean energy and water management, algae absorbs large amounts of CO2, creating a carbon-neutral fuel that can eliminate equivalent amounts of emissions from fossil fuels.

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About Ennesys SAS

A French partnership of UK-based incubator PJC and algae technology company OriginOil, Ennesys was launched in 2010 to meet the challenge of new European environmental regulations using innovative algae technologies. The joint venture focuses on urbanized markets, where high population densities and energy prices can give algae a major advantage for waste to energy generation. Ennesys is leveraging its extensive relationships in the large-scale French construction industry and its knowledge of EU carbon regulations to develop large-scale, viable projects for green buildings and other advanced algae projects. www.ennesys.com

About OriginOil, Inc.

OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Jerry Schranz
Antenna Group – a Beckerman Company 201-465-8020 jerry@antennagroup.com

Investor Relations OriginOIl: Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 3 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

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